THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

     This amendment, dated June 1, 1995, between AVNET, INC., a New York corporation with its principal place of business at 80 Cutter Mill Road, Great Neck, NY 11021 (the "Corporation") and ROY VALLEE, residing at 18 Pony Lane, Rolling Hills, CA 90270 ("Employee").
                     W I T N E S S E T H :
     WHEREAS, the Corporation and Employee entered into an Employment Agreement effective July 1, 1992 (the "Agreement"); and
     WHEREAS, the parties modified the Agreement by an Amendment to
Employment Agreement effective as of July 1, 1992; and
     WHEREAS, the parties further modified the Agreement by a Second
Amendment to Employment Agreement effective as of July 1, 1993; and
     WHEREAS, the parties now desire to further modify the Agreement effective July 1, 1995 in accordance herewith;
     NOW, THEREFORE, the parties agree that the following changes shall be made to the Agreement:
     1. The "Term" of the Agreement as defined in paragraph "2" of the Agreement shall be extended through June 26, 1998.
     2. The references in paragraph "3" of the Agreement to Employee performing the duties of "President and Chief Operating Officer" shall be changed to "Vice Chairman, President and Chief Operating Officer".
     3.   The definition of "Year" in paragraph "4(a)" of the Agreement shall be changed to mean the fiscal year of the Corporation, which, beginning with fiscal year 1995, ends at the close of business on the Friday closest to June 30.
     4.   Paragraph "5(a)" of the Agreement, as previously modified, shall be further modified to add Employee's base compensation for the Years ending June 28, 1996, June 27, 1997 and June 26, 1998, as follows:
          "Year ending June 28, 1996    -         $600,000
          Year ending June 27, 1997     -         $600,000
          Year ending June 26, 1998     -         $600,000"
     5. A new paragraph "5(g)" shall be added to the Agreement to cover Employee's incentive compensation for the Years ending June 28, 1996, June 27, 1997 and June 26, 1998 as follows:
     "(g) The incentive compensation described in paragraph "5(b)" shall be of no force or effect with respect to the Years ending June 28, 1996, June 27, 1997 and June 26, 1998. Subject to and contingent upon the approval by the Shareholders of the Corporation of an incentive compensation program covering Employee at the Annual Meeting of Shareholders to be held on November 15, 1995 (or at any adjournments thereof) for the Years ending June 28, 1996, June 27, 1997 and June 26, 1998, the Corporation shall also pay performance based incentive compensation to the Employee which shall be calculated and aggregated as the sum of the following:
          (i) One Thousand Dollars ($1,000) for each one cent ($.01) of Annual Earnings Per Share over $1.00 and up to $2.00; plus
          (ii) Two Thousand Dollars ($2,000) for each one cent ($.01) of Annual Earnings Per Share over $2.00 and up to $3.00; plus
          (iii)Three Thousand Dollars ($3,000) for each one cent ($.01) of Annual Earnings Per Share over $3.00 and up to $4.00; plus
          (iv) Four Thousand Dollars ($4,000) for each one cent ($.01) of Annual Earnings Per Share over $4.00 and up to $5.00; plus
          (v) Five Thousand Dollars for each one cent ($.01) of Annual Earnings Per Share over $5.00.
          By way of example, consider the following hypothetical circumstance:
               In the event Annual Earnings Per Share were determined in the Year ending June 28, 1996 to be $3.50, then Employee would be entitled to $450,000 of incentive compensation
               ($1,000 times 100 plus $2,000 times 100 plus $3,000 times
               50)."
     Paragraph "5(b)" shall continue to apply to Years ending prior to July
1, 1995.
     6. Paragraph "6(a)" of the Agreement shall be modified to read as follows:
     "The Corporation and Employee agree that if Employee becomes permanently and totally disabled (as hereinafter defined) on or prior to June 26, 1998, then for and during the entire period of such disability commencing with the onset of such disability through the earlier of the date of cessation of such disability or the date of Employee's death, the Corporation shall pay to Employee a disability benefit in the annual amount determined as set forth in Paragraph 6(a)(ii) below.
     (a)(i) The term "permanently and totally disabled", as used herein, shall mean that Employee has been totally disabled by injury or illness (mental or physical) as a result of which he is prevented from further performance of the duties of Vice Chairman, President and Chief Operating Officer of the Corporation and that such disability is likely to be permanent and continuous during the remainder of Employee's life. Any determination as to whether or when Employee has become or has ceased to be permanently and totally disabled shall, in the event of a dispute, be made by the American Arbitration Association in New York City. After a determination by agreement of the parties, or by the American Arbitration Association, either before or after June 26, 1998, that Employee's permanent and total disability, or the onset of such permanent and total disability, occurred before June 26, 1998, then payments due pursuant to this paragraph 6 shall commence two (2) months after such determination. Prior to the commencement of the payments due pursuant to this paragraph 6, Employee shall be paid the full amounts due pursuant to paragraph 5 above.
     (ii) The annual amount payable to Employee as a disability benefit hereunder shall be Two Hundred Fifty Thousand ($250,000) Dollars to be paid in equal semi-monthly installments. If, during the period during which Employee is permanently and totally disabled, he nevertheless voluntarily renders any advisory or consulting services to the Corporation, Employee shall be entitled to reimbursement of travel and other expenses incurred on the Corporation's behalf in connection with any consulting and advisory services he renders to the Corporation, upon presentation of vouchers or other evidence thereof. Further, if Employee shall be able to serve as, and shall be elected, a director of the Corporation or of any one or more of the Corporation's subsidiaries, affiliates or divisions, he shall serve without additional compensation therefor.
     (iii)From and after the commencement of payment by the Corporation of the amounts provided for in this paragraph 6, the provisions of paragraphs 2, 3, 4, 5, and 6 of the Agreement shall be of no further force or effect, but the provisions of paragraphs 7 through 15, inclusive, of this Agreement shall continue as in effect on the last day prior to such commencement; provided, that any amounts accrued and payable to Employee immediately prior to applicability of this paragraph shall remain payable to Employee and shall not be affected by the provisions hereof."
     7. For the sake of clarification, the term "extraordinary items of profit or loss" in paragraph 4(b) of the Agreement shall include unusual and/or infrequent items, which items are also either (a) material in the sense of being equal to at least 5% of the Corporation's pre-tax income for the applicable fiscal year or (b) required to be disclosed separately or by footnote in the Corporation's financial statements for the applicable fiscal year as filed with the Corporation's Annual Report on Form 10-K.
     8. It is understood that the second and third sentences of paragraph 5(e) of the Agreement relating to options to be granted to Employee do not apply to the Years ending June 28, 1996, June 27, 1997 and June 26, 1998.
     9. The reference to "June 30, 1995" in paragraphs 5(f) and 6(c) of the Agreement shall be changed to mean June 26, 1998.
     10. The provisions of the Amendment to Employment Agreement with respect to the award of stock options shall apply only to Fiscal Years 1993, 1994, and 1995.
     11. All other provisions of the Agreement as previously amended and modified shall remain in full force and effect. This Third Amendment to Employment Agreement, together with the Employment Agreement as previously modified, contains the entire agreement of the parties with respect to the subject matter herein and no waiver, modification or change of any of its provisions shall be valid unless in writing and signed by the party against whom such claimed waiver, modification or change is sought to be enforced.
     12. In the event there are any terms and conditions of the Employment Agreement as previously modified which conflict with the terms and conditions of this Third Amendment to Employment Agreement, the terms and conditions of this Third Amendment to the Employment Agreement shall supersede such terms and conditions of the Employment Agreement as previously modified.
     13. All notices pursuant hereto shall be given by registered or certified mail, return receipt requested, addressed to the parties hereto at the addresses set forth above, or to such other addresses as may hereafter be specified by notice in writing in the same manner by any party or parties.
                              AVNET, INC.



                              s/ Leon Machiz
                              LEON MACHIZ, Chief Executive Officer




                              s/ Roy Vallee
                              ROY VALLEE